February 28, 2005

Hewitt Series Trust

100 Half Day Road

Lincolnshire, Illinois 60069

Re: Hewitt Series Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to Hewitt Series Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of Shares of beneficial interest in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Declaration of Trust of the Trust dated July 6, 1998 (the “Governing Instrument”).

In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “Recording Office”) on July 7, 1998 (the “Certificate”); the Governing Instrument; the By-laws of the Trust (“By-laws”); the Unanimous Written Consent in Lieu of a Meeting of the Board of Trustees of the Trust dated July 6, 1998 (the “Consent”); the resolutions prepared for adoption at the initial meeting of the Board of Trustees to be held on August 18, 1998 (the “Initial Meeting Resolutions”); resolutions prepared for adoption at the meeting of the Board of Trustees to be held on August 23, 2000 (the “August 23, 2000 Meeting Resolutions” and together with the Consent and the Initial Meeting Resolutions, the “Resolutions”); the Trust’s Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 (the “1940 Act”) on Form N-8A as filed with the Securities and Exchange Commission on July 16, 1998; Post-Effective No. 9 to the Trust’s Registration Statement under the Securities Act of 1933 on Form N-1A as filed with the Securities and Exchange Commission on or about the date hereof (the “PEA”); a Certificate of Designation dated as of August 23, 2000; a Certificate of Designation dated as of February 18, 2005; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. (The Governing Instrument, By-laws, Resolutions and the PEA are referred to herein as the “Governing Documents”.) In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies

Hewitt Series Trust

February 28, 2005

or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Documents and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) that the Resolutions were duly adopted by the Trustees; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with the other terms, conditions and restrictions set forth in the Governing Documents and all applicable resolutions of the Trustees of the Trust in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series and Classes of Shares and the rights and preferences attributable thereto as contemplated by the Governing Documents, including the Series designated as Hewitt Institutional Money Market Fund (“Institutional Fund”) and the Series designated as Hewitt Money Market Fund (“Money Market Fund” and together with Institutional Fund, the “Funds” and each, individually, a “Fund”)); (iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (v) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or a merger, consolidation, conversion or other reorganization of the Trust or any Series (including each Fund) under Section 2 or Section 3 of Article VIII of the Governing Instrument; (vi) that the activities of the Trust and each Series have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del.C. §§ 3801 etseq. (the “Delaware Act”) and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified and is in full force and effect. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust, any Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2. The Shares of each Fund, when issued to Shareholders of such Fund in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in such Fund.

Hewitt Series Trust

February 28, 2005

3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a Trustee of the Trust under the Delaware Act. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 5 of Article IV of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means) and that, pursuant to Section 3 of Article III of the Governing Instrument, Shares may be sold subject to imposition of sales charges, deferred sales charges, asset-based sales charges and redemption fees.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the PEA. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL

/s/ Louis G. Hering

Louis G. Hering

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